EXHIBIT 10.1

WAIVER AND RELEASE OF CLAIMS

1.    In consideration of the payments and benefits to be made under the Employment Agreement, dated as of August 11, 2009 (the “Employment Agreement”), and the additional benefits set forth on Exhibit A to which John R. Kline (the “Executive”) and Education Management LLC (the “Company”) (each of the Executive and the Company, a “Party” and collectively, the “Parties”) are parties, the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its parents, subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, the Executive’s employment with the Company, or any termination of such employment, including claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Executive Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:

(A)	rights of the Executive arising under, or preserved by, this Agreement (including Exhibit A hereto) or Section 7 of the Employment Agreement;

(B)	the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

(C)	claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group; and

(D)
rights to indemnification the Executive has or may have under the by-laws, limited liability company agreement or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force.

2.    The Employee acknowledges and agrees that the release of claims set forth in this Agreement is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3.    The release of claims set forth in this Agreement applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

4.    The Executive specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Agreement is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

5.    As to rights, claims and causes of action arising under the ADEA, the Executive acknowledges that he has been given but not utilized a period of twenty-one (21) days to consider whether to execute this Agreement. If the Executive accepts the terms hereof and executes this Agreement, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Agreement as it relates to the release of claims arising under the ADEA. If no such revocation occurs, this Agreement shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, the Executive shall irrevocably forfeit any right to payment of the Severance Payment (as such term is defined in the Employment Agreement), but the remainder of the Employment Agreement shall continue in full force.

6.    Other than as to rights, claims and causes of action arising under the ADEA, the release of claims set forth in this Agreement shall be immediately effective upon execution by the Executive.

7.    The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

8.    The Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to the release of claims set forth in this Agreement, and has been given a sufficient period within which to consider the release of claims set forth in this Agreement.
9.    The Executive acknowledges that the release of claims set forth in this Agreement relates only to claims which exist as of the date of this Agreement.

10.    The Executive acknowledges that the Severance Payments and/or Pro-Rata Annual Bonus Payment set forth on Exhibit A he is receiving in connection with the release of claims set forth in this Agreement and his obligations under this Agreement are in addition to anything of value to which the Executive is entitled from the Company and that such payments and the other benefits set forth on Exhibit A satisfy the Company’s obligations to the Executive under the Employment Agreement in connection with the termination of the Executive’s employment with the Company. The Executive acknowledges that he will continue to be subject to the provisions set forth in Sections 4 (Unauthorized Disclosure; Non-Solicitation; Non-Competition; Proprietary Rights) and 6 (Non-Disparagement) pursuant to the terms of the Employment Agreement.

11.    Each provision hereof is severable from this Agreement, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Agreement is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
12.    This Agreement constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.
13.    The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.
14.    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.
15.    This Agreement shall be binding upon any and all successors and assigns of the Executive and the Company.
16.    Except for issues or matters as to which federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

17.    Capitalized terms used herein have the meanings given them in the Employment Agreement unless otherwise defined herein.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties, all as of December ___, 2013.

______________________________ John R. Kline, Individually	EDUCATION MANAGEMENT LLC By:______________________________ Name: Edward H. West Title: President and Chief Executive Officer

EXHIBIT A
Pursuant to the Executive’s Employment Agreement, and as otherwise agreed to by the Company in connection with his termination of employment effective December 31, 2013 (“Termination Date”), the Company shall provide the Executive the payments and benefits as follows:

1.    Executive will receive his base salary through the Termination Date and other items of compensation accrued through that date (less applicable withholding taxes), which amounts shall be paid on the first normal payroll cycle after the expiration of the seven day waiting period set forth in the Waiver and Release Agreement;
2.    Executive will receive severance payments equal to: (a) Executive’s current Base Salary of $345,173.00 for twelve (12) months (less applicable withholding taxes); plus (b) an additional Bonus payment of $310,655.70 equal to 90% of Executive’s current Base Salary (less applicable withholding taxes); plus (c) a one-time Pro Rata Annual Bonus Payment. With the exception of the Pro Rata Annual Bonus Payment, the severance payments will be made over a six (6) month period beginning six (6) months and a day following the Termination Date. Accordingly, on July 1, 2014, the Company will pay Executive (i) a lump-sum payment of $484,518.87 (less applicable withholding taxes) representing the prior six months of delayed installment payments plus the Pro Rata Annual Bonus Payment, with the balance of the severance payments to be paid over the following six (6) months, and (ii) a cash payment in lieu of Key Executive Outplacement Services equal to the estimated cost thereof of $15,000.00.
3.    Executive will receive continuation of medical, dental and vision benefits for twelve (12) months from the Termination Date (the Company will pay the same pro rata portion of Executive’s monthly premium as it pays for Executive as an active employee).
4.    The parties will enter into a Consulting Agreement pursuant to which the Executive will provide up to fifty (50) hours of consulting services per month for a six month period after the Termination Date.
5.    Executive’s stock option grants will continue to vest for one year after the Termination Date.
6.    A waiver of tuition for Executive and/or his wife through graduation to complete a course of study at an institution owned by the Company under the Company’s Tuition Voucher Program (the “TVP”).  To qualify to participate in the TVP, Executive and/or his wife must (i) inform Kathy Molnar, kmolnar@edmc.edu, 412-995-7555 of the program of study which he or she has selected, and (ii) complete the program of study by January 1, 2016.  The Company will provide Executive and/or his wife with instructions on how to enroll promptly upon being notified that they wish to do so.  Executive acknowledges and agrees that participation in the TVP may be subject him and/or his wife to additional tax liability pursuant to Internal Revenue Service and state regulations.